                                                                     EXHIBIT 4.2

                      FIFTH AMENDMENT TO CREDIT AGREEMENT
                      -----------------------------------

     This FIFTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of September 26, 2000, by and among Coinstar, Inc., a Delaware corporation ("Borrower"), the financial institutions named on the signature pages hereof (each, a "Lender" and collectively the "Lenders"), and Imperial Bank, as Agent for the Lenders ("Agent"), with reference to the following facts:

     A. Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of February 19, 1999, as amended (the "Credit Agreement").

     B. The parties desire to amend the Credit Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

     1. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement.

     2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

         (a) The following defined terms in Section 1.1 are amended to read as follows:

              "Coinstar Processing Revenue": At any date of determination, revenue from coin processing fees of the Borrower (excluding Foreign Subsidiaries and Meals.com, Inc.) for the three months ending on such date multiplied by four.

               "Consolidated EBITDA": At any date of determination, the net income of Borrower (excluding Foreign Subsidiaries and Meals.com, Inc.), plus (a) interest expense (excluding capitalized interest), (b) income tax expense, (c) depreciation expense, and (d) amortization expense, determined in accordance with GAAP, for the three months ending on such date multiplied by four.

               "Lender":  Imperial Bank.

               "Maturity Date":  September 25, 2006.

               "Revolving Commitment": As to Imperial Bank, the lesser of (a) Ten Million Dollars ($10,000,000) and (b) such Lender's pro rata share of the Borrowing Base. The term "Revolving Commitments" shall mean the aggregate Revolving Commitments of all of the Lenders, as such amounts are reduced pursuant to Section 2.1(f) or 2.2(b).

               "Term Commitment": As to Imperial Bank, the lesser of (a) Three Million Dollars ($3,000,000) and (b) such Lender's pro rata share of the Borrowing Base.

     The term "Term Commitments" shall mean the aggregate Term Commitments of all of the Lenders, as such amount may be reduced pursuant to the terms of this Agreement.

               "Term Commitment Termination Date":  September 25, 2002.

         (b) The following new defined terms are added to Section 1.1 in their proper alphabetical order, which shall read as follows:

               "Current Liabilities": As of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of the Borrower (excluding Foreign Subsidiaries and Meals.com, Inc.) as at such date, including all Debt that is payable upon demand or within one year from the date of determination thereof unless such Debt is renewable or extendable at the option of the Borrower to a date more than one year from the date of determination, but excluding deferred revenue, and excluding Subordinated Debt.

               "Quick Assets": At any date of determination, the total unrestricted cash and cash equivalents, and accounts receivable of the Borrower (excluding Foreign Subsidiaries and Meals.com, Inc.), in accordance with GAAP.

               "Revolving Maturity Date":  September 25, 2002.

               "Subordinated Debt": Any Debt incurred by the Borrower that is subordinated to the Debt owing to the Lenders hereunder on terms acceptable to the Agent and the Lenders, pursuant to a written agreement approved in writing by the Agent.

               "Tangible Net Worth": At any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower (excluding Foreign Subsidiaries and Meals.com, Inc.), minus intangible assets, determined in accordance with GAAP.

         (c)   Section 2.1(a) is amended to read as follows:

               (a) The Revolving Commitments. Each Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make loans ("Revolving Loans") to the Borrower from time to time during the period from the date hereof to and including the Revolving Maturity Date in an aggregate amount not to exceed such Lender's Revolving Commitment; provided, however, that no Lender shall be obligated on any date to make a Loan which, when added to the aggregate outstanding Loans and the Letter of Credit Usage, would exceed the Borrowing Base. Each borrowing under this Section (a "Borrowing") shall be in a minimum amount of $500,000; provided that a Revolving Loan consisting of a LIBO Rate Loan shall be in a minimum amount of $2,000,000. Each Borrowing shall be made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of the Revolving Commitments and prior to the Revolving Maturity Date, the Borrower may borrow, repay pursuant to Section 2.2(c) and reborrow under this Section, provided, however, that at no time shall the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage then in effect exceed the lesser of (x) the Revolving Commitments then in effect or (y) the Borrowing Base.

         (d)   Section 2.1(d) is amended to read as follows:

               (d)   Commitment Fees.

                     (i) Revolving Commitment Fee. The Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a commitment fee on the average daily unused portion of the Revolving Commitments, from the execution date of this Agreement until the Revolving Maturity Date at the rate of one half of one percent (0.50%) per annum (the "Revolving Commitment Fee"), payable in arrears on the last day of each calendar quarter commencing on the first such date occurring after the date of this Agreement. The Revolving Commitment Fee shall be calculated on the basis of a 360-day year for the actual days elapsed, and shall be non-refundable. For the purposes of calculating the Revolving Commitment Fee, the Letter of Credit Usage shall be deemed a usage of the Commitments.

                     (ii) Term Commitment Fee. The Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a commitment fee on the average daily unused portion of the Term Commitments, from September 26, 2000 until the Term Commitment Termination Date at the rate of one half of one percent (0.50%) per annum (the "Term Commitment Fee"), payable in arrears on the last day of each calendar quarter commencing on the first such date occurring after the date of this Agreement. The Term Commitment Fee shall be calculated on the basis of a 360-day year for the actual days elapsed, and shall be non-refundable.

         (e)   Section 2.1(f)(i) is deleted and reserved.

         (f)   Section 2.2(a)(i) is amended to read as follows:

                     (i) Revolving Loans. The aggregate principal amount of the Revolving Loans outstanding on the Revolving Maturity Date, together with accrued interest thereon, shall be due and payable on the Revolving Maturity Date.

         (g)   Section 2.2(a)(ii) is amended to read as follows:

                     (ii) Term Loans. The aggregate principal amount of the Term Loans outstanding on the Term Commitment Termination Date shall be payable in sixteen (16) equal quarterly installments payable on the last day of each March, June, September and December, commencing on September 30, 2002, and ending on the Maturity Date, on which date the remaining outstanding principal amount of the Term Loans, together with accrued interest thereon and any other amounts owing under this Agreement shall be due and payable; provided however, that if this Agreement is not amended in accordance with Section 9.1 to extend the Revolving Maturity Date beyond September 25, 2002, then the aggregate principal amount of the Term Loans outstanding on the Term Commitment Termination Date, together with accrued interest thereon and any other amounts owing under this Agreement, shall be due and payable on the Revolving Maturity Date.

         (h)   Section 2.5(a) is amended to read as follows:

               (a) Letters of Credit. The Borrower may request from time to time during the period from the date hereof through the Revolving Maturity Date that the Issuing Bank issue Letters of Credit for the account of the Borrower, provided that (i) Borrower shall not request that the Issuing Bank issue any Letter of Credit, if after giving effect to such issuance, the sum of the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage exceeds the lesser of (x) the Revolving Commitments then in effect or (y) the Borrowing Base, (ii) in no event shall the Issuing Bank issue any Letter of Credit having an expiration date
     (a) later than the Revolving Maturity Date or (b) more than one year from the date of issuance, and (iii) Borrower shall not request any Letter of Credit, if after giving effect to such issuance, the Letter of Credit Usage exceeds Ten Million Dollars ($10,000,000) or any regulatory, legal or internal limit on the Issuing Bank's ability to issue the requested Letter of Credit.

         (i)   Section 6.2(a) is amended to read as follows:

               (a) Direct Contribution Margin to Coinstar Processing Revenue. Permit the ratio of Direct Contribution Margin to Coinstar Processing Revenue to be less than 0.475 to 1.0 as of the last day of any fiscal quarter of the Borrower from and after September 26, 2000.

         (j)   Section 6.2(b) is amended to read as follows:

               (b) Consolidated Senior Debt to Coinstar Units. Permit the ratio of Consolidated Senior Debt to the number of installed Coinstar Units to be greater than $1,000 to 1 as of the last day of any fiscal quarter of the Borrower from and after September 26, 2000.

         (k)   Section 6.2(c) is amended to read as follows:

               (c) Consolidated EBITDA to Consolidated Total Debt Service. Permit the ratio of Consolidated EBITDA to Consolidated Total Debt Service to be less than 1.50 to 1.0 as of the last day of any fiscal quarter of the Borrower from and after September 26, 2000.

         (l)   Section 6.2(d) is amended to read as follows:

               (d) Adjusted Quick Ratio. Permit the ratio of Quick Assets to Current Liabilities to be less than 1.0 to 1.0 as of the last day of any fiscal quarter of the Borrower from and after September 26, 2000.

         (m)   Section 6.2(e) is amended to read as follows:

               (e) Tangible Net Worth. Permit Tangible Net Worth to be less than $37,500,000 at the end of any fiscal quarter of the Borrower from and after September 26, 2000.

         (n)   Sections 6.2(f) and 6.2(g) are deleted and reserved.

         (o) Exhibits A-1 and B-1 are replaced with Exhibits A-1 and B-1 hereto.

         (p)   Exhibit F is deleted and replaced with Exhibit F hereto.

     3. Release of Cash Collateral. From and after the Effective Date, Borrower shall not be obligated to comply with the provisions of Section 4 of that certain Third Amendment to Credit Agreement, Consent and Limited Waiver entered into as of December 23, 1999 by and among the Borrower, the Lenders, and the Agent.

     4.  Conditions to Effectiveness.

     This Amendment shall become effective as of September 26, 2000 (the "Effective Date"), only upon:

         (a) receipt by the Agent of the following (each of which shall be in form and substance satisfactory to the Agent and its counsel):

                     (i) counterparts of this Amendment duly executed on behalf of the Borrower and the Lenders, and acknowledged by Bank Austria Creditanstalt Corporate Finance, Inc.;

                     (ii) copies of resolutions of the Board of Directors or other authorizing documents of the Borrower, authorizing the execution and delivery of this Amendment;

                     (iii) promissory notes in favor of Imperial Bank in the form of Exhibits A-1 and B-1 hereto;

         (b) receipt by Imperial Bank of an amendment fee in the amount of $5,000;

         (c) Borrower shall have repaid all Loans and other amounts owed under the Credit Agreement to Bank Austria Creditanstalt Corporate Finance, Inc.;

         (d) completion of such other matters and delivery of such other agreements, documents and certificates as the Agent or any Lender may reasonably request.

     5. Bank Austria Creditanstalt Corporate Finance, Inc. On and after the Effective Date, and upon repayment of the outstanding Loans and other amounts owed under the Credit Agreement to Bank Austria Creditanstalt Corporate Finance, Inc. ("Bank Austria"), Bank Austria shall relinquish its rights and be released from its obligations under the Credit Agreement, except for its right to be indemnified under Section 3.7, and shall cease to be a party thereto, subject to its continuing obligations under Section 9.6(e).

     6. Replacement Schedules; Further Assurances. The updated Schedules delivered by the Borrower in connection with this Amendment and attached hereto shall be deemed to replace the corresponding Schedules previously delivered in connection with the Credit Agreement; provided, that Borrower shall, at its expense and upon request of Agent, within 30 days of the date of this Amendment, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out the provisions and purposes of the Agreement and the Loan Documents. Without limiting the generality of the foregoing, Borrower shall complete the intellectual property registrations and deliver the schedules and notices required pursuant to Section 6.1(i) of the Credit Agreement, deliver such schedules of locations and additional financing statements as Agent may request, and obtain any landlord agreement required to be obtained in accordance with Section 6.1(m).

     7. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower represents and warrants to the Lenders that the following statements are true, correct and complete as of the effective date of this Amendment:

         (a) Corporate Power and Authority. The Borrower has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "Amended Agreement"). The Certificate of Incorporation and Bylaws of the Borrower have not been amended since the copies previously delivered to the Lenders.

         (b) Authorization of Agreements. The execution and delivery of this Amendment and the performance by the Borrower of the Amended Agreement have been duly authorized by all necessary corporate action on the part of the Borrower.

         (c) No Conflict. The execution and delivery by the Borrower of this Amendment do not and will not contravene (i) any law or any governmental rule or regulation applicable to the Borrower, except to the extent not resulting in a Material Adverse Effect, (ii) the Certificate of Incorporation or Bylaws of the Borrower, (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower, or (iv) any material agreement or instrument binding on the Borrower, except to the extent not resulting in a Material Adverse Effect.

         (d) Governmental Consents. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body (except routine reports required pursuant to the Securities and Exchange Act of 1934, as amended, which reports will be made in the ordinary course of business).

         (e) Binding Obligation. This Amendment and the Amended Agreement have been duly executed and delivered by the Borrower and are the binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws and equitable principles relating to or affecting creditors' rights.

          (f) Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 5.1 of the Credit Agreement are correct on and as of the effective date of this Amendment as though made on and as of such date (except to the extent they relate specifically to any earlier date, in which case such representations and warranties shall continue to have been correct as of such date).

          (g) Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

     8.   Miscellaneous.

          (a) Reference to and Effect on the Credit Agreement and the Other Loan Documents.

                    (i) On and after the Effective Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Agreement.

                    (ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

                    (iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or Lenders under the Credit Agreement or any of the other Loan Documents.

          (b) Fees and Expenses. All costs and expenses of the Agent and Lenders, including, but not limited to, reasonable attorneys' fees, incurred by the Agent and Lenders in the preparation and negotiation of this Amendment constitute costs and expenses in connection with the amendment and restructuring of the Loan Documents, and as such are payable by the Borrower in accordance with Section 9.5 of the Credit Agreement.

          (c) Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

          (d) Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          (e) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                      [REMAINDER INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                           BORROWER:

                                           COINSTAR, INC.

                                           By:  /s/ Diane L. Renihan
                                              ----------------------------------

                                           Title:  Chief Financial Officer
                                                 -------------------------------

                                           AGENT:

                                           IMPERIAL BANK


                                           By:  /s/ J. P. Michael
                                              ----------------------------------

                                           Title:  FVP and Manager
                                                 -------------------------------

                                           LENDER:

                                           IMPERIAL BANK


                                           By:  /s/ J. P. Michael
                                              ----------------------------------

                                           Title:  FVP and Manager
                                                 -------------------------------

ACKNOWLEDGED AND AGREED
TO:

BANK AUSTRIA CREDITANSTALT
CORPORATE FINANCE, INC.


By:  /s/ Geoff Hennington
   ----------------------------------


Title:  AVP
      -------------------------------


By:  /s/ Jack Bertges
   ----------------------------------

Title:  SVP
      -------------------------------

                                  EXHIBIT A-1
                                COINSTAR, INC.

                           REVOLVING PROMISSORY NOTE

                                                            San Jose, California
$10,000,000                                                 September 26, 2000


     FOR VALUE RECEIVED, Coinstar, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of Imperial Bank (the "Lender") the principal amount of Ten Million Dollars ($10,000,000) or, if less, the aggregate amount of Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Revolving Maturity Date (as defined in the Credit Agreement referred to below) on the Revolving Maturity Date. All unpaid amounts of principal and interest shall be due and payable in full on the Revolving Maturity Date.

     The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement. Notwithstanding any other limitations contained in this Note, Lender does not intend to charge and the Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Borrower or credited against principal.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent described in the Credit Agreement. Until notified of the transfer of this Note, the Borrower shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note.

     This Note is issued in substitution for that certain Revolving Promissory Note dated as of February 19, 1999 executed by Borrower in favor of Lender in a maximum principal amount of Five Million Dollars ($5,000,000). This Note is referred to in, and is entitled to the benefits of, the Credit Agreement dated as of February 19, 1999 (the "Credit Agreement") among the Borrower, the financial institutions named therein and Imperial Bank as Agent. The Credit Agreement, among other things, (i) provides for the making of advances (the "Loans") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amounts stated therein, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     This Note shall be governed by, and construed in accordance with, the laws of the state of California without giving effect to its choice of law doctrine.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                           Coinstar, Inc.

                                           By:  /s/ Diane L. Renihan
                                              ----------------------------------

                                           Title:  Chief Financial Officer
                                                 -------------------------------

                                  EXHIBIT B-1
                                COINSTAR, INC.

                                   TERM NOTE

                                                            San Jose, California
$3,000,000                                                  September 26, 2000


     FOR VALUE RECEIVED, Coinstar, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of Imperial Bank (the "Lender") the principal amount of Three Million Dollars ($3,000,000), or, if less, the aggregate amount of Term Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Term Commitment Termination Date (as defined in the Credit Agreement referred to below) in sixteen (16) equal quarterly installments on the last day of March, June, September and December of each year, commencing on September 30, 2002 and ending on the Maturity Date (as defined in the Credit Agreement). All unpaid amounts of principal and interest shall be due and payable in full on the Maturity Date.

     The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement. Notwithstanding any other limitations contained in this Note, Lender does not intend to charge and the Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Borrower or credited against principal.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent described in the Credit Agreement. Until notified of the transfer of this Note, the Borrower shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. Each of the Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

     This Note is issued in substitution for that certain Term Note dated as of February 19, 1999 executed by Borrower in favor of Lender in a maximum principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000). This Note is referred to in, and is entitled to the benefits of, the Credit Agreement dated as of February 19, 1999 (the "Credit Agreement") among the Borrower, the financial institutions named therein and Imperial Bank as Agent. The Credit Agreement, among other things (i) provides for the making of advances (the "Loans") by the Lender to the Borrower on the date hereof in an aggregate amount not to exceed at any time outstanding the U.S. dollar amounts stated therein, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     This Note shall be governed by, and construed in accordance with, the laws of the state of California without giving effect to its choice of law doctrine.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                           Coinstar, Inc.

                                           By:  /s/ Diane L. Renihan
                                              ----------------------------------

                                           Title:  Chief Financial Officer
                                                 -------------------------------

                                      B-2